IZEA Reports Q2 2026 Revenue of $5.8 million, Advances Enterprise-Focused Growth Strategy
Enterprise Relationships Remain Strong Amid Market Uncertainties

ORLANDO, Fla. (August 11, 2026) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a leading influencer marketing company that makes Creator Economy solutions for marketers, reported its financial and operational results for the second quarter ended June 30, 2026.

Q2 2026 Financial Summary Compared to Q2 2025
•Revenue was $5.8 million, a decrease of $3.3 million (36%) from $9.1 million in the prior-year period, primarily reflecting the Company's continued strategic transition toward larger enterprise customers, together with softer enterprise demand and the timing of campaign launches during the quarter
•Managed Services bookings declined 19% to $4.5 million, primarily reflecting softer overall demand across our enterprise business and the timing of contract awards within several large enterprise accounts
•Total costs and expenses decreased 18% to $6.9 million, compared to $8.4 million, reflecting a more efficient structure aligned with our enterprise-focused business model
•Net loss totaled $0.7 million, or $(0.04) per share, compared to net income of $1.2 million, or $0.07 per share
•Adjusted EBITDA* for the quarter was $(0.4) million, compared to $1.3 million
•Cash and equivalents totaled $46.6 million as of June 30, 2026, with no long-term debt

Q2 2026 Highlights
•IZEA won new business from Nestle, ASUS, Amazon Studios, Hulu, HBO Max, and Lionsgate Entertainment
•IZEA continued execution of the Company’s enterprise-first strategy while expanding adoption of the ZED platform
•IZEA executed many high-impact creator campaigns during the quarter, including a Nestle nutrition product, Warner Bros.’ Supergirl, Lionsgate’s Michael and Jeep’s Easter Jeep Safari
•IZEA strengthened the executive leadership team with the appointment of Mark Wollney as Senior Vice President of Commercial Operations, reinforcing the Company's commitment to operational excellence

* Adjusted EBITDA is a non-GAAP financial measures. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures."

Management Commentary
“The first half of the year unfolded largely as we anticipated, with a challenging macroeconomic environment impacting client spending across several key industries. While those headwinds weighed on our results, we continued to execute against our long-term strategy. We strengthened relationships with our largest enterprise clients, made deliberate investments in our team, and continued to enhance our ZED technology platform. As we enter the second half of the year, although market conditions may remain challenging, early third-quarter contract commitments have been encouraging. We believe these factors position IZEA for a stronger back half of the year and reinforce our confidence in the company's long-term growth trajectory."

Q2 2026 Financial Results
Total revenue for the second quarter of 2026 was $5.8 million, compared to $9.1 million in the prior year period, a decrease of $3.3 million, or 36%. The decline primarily reflects the Company’s deliberate shift toward expanding its enterprise customer base while reducing reliance on non-core, lower-margin customers. Results were also impacted by the timing of contract awards, campaign launches, and project-related delays across several enterprise accounts during the quarter. While early third-quarter bookings have been encouraging, the timing of campaign launches may shift the recognition of associated revenue later in the year.

Cost of revenue for the second quarter of 2026 was $3.6 million, a decrease of $0.8 million, or 18%, compared to the prior-year period. The decrease was primarily attributable to lower campaign delivery volume associated with reduced revenue. The decline was partially offset by the impact of fixed and semi-fixed delivery costs, resulting in a smaller percentage decrease in cost of revenue than the decline in revenue.

Costs and expenses, excluding the cost of revenue, totaled $3.3 million for the second quarter of 2026, a decrease of $0.7 million, or 18%, compared to the second quarter of 2025. Sales and marketing expense totaled $0.8 million, a decrease of 21% from $1.0 million in the prior-year period, primarily due to lower payroll and related expenses, partially offset by program costs to support growth initiatives. General and administrative expenses were $2.3 million, a decrease of $0.6 million, or 20%, year over year, primarily driven by lower payroll and related expenses, reflecting continued cost management initiatives.

Net loss in the second quarter of 2026 was $0.7 million, or $(0.04) per share, as compared to net income of $1.2 million, or $0.07 per share in the second quarter of 2025, based on 17.5 million and 16.9 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled $(0.4) million in the second quarter of 2026, compared with $1.3 million in the comparative period.

As of June 30, 2026, our cash and cash equivalents totaled $46.6 million. The company has no outstanding long-term debt.

We previously announced our commitment to repurchase up to $10.0 million of our stock in the open market, subject to certain restrictions. Through June 30, 2026, we have purchased a total of 658,217 shares, investing $1.8 million under the repurchase program. We purchased 134,949 shares in the second quarter with a total cost of $0.5 million.

Conference Call
IZEA will hold a conference call to discuss its second quarter 2026 results on Tuesday, August 11, 2026, at 5:00 p.m. ET. IZEA's CEO Patrick Venetucci and CFO Peter Biere will host the call, followed by a question-and-answer period.

Date: Tuesday, August 11, 2026
Time: 5:00 p.m. ET
Webcast link: https://viavid.webcasts.com/starthere.jsp?ei=1769925&tp_key=5952a369a5
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes before the start time. An operator will register your name and organization. A call replay will be made available approximately 3 hours after the conference ends until Tuesday, August 18, 2026, at 11:59 p.m. ET.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13761792

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a full-service creator economy agency powered by our proprietary ZED technology, with a mission to make Creator Economy solutions for marketers. We do this by lighting up the Creator Economy with IZEAs—our strategies, campaigns, and solutions that build brands and drive demand. Since launching the industry’s first-ever influencer marketing platform in 2006, IZEA has facilitated nearly 4 million collaborations between brands and creators.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services Bookings is a key metric representing total sales orders received during a period, net of cancellations and refunds. Contracts vary by customer and scope, ranging from custom content projects to integrated marketing campaigns, and generally extend from several months up to a year. Managed Services Bookings provide a useful measure of overall demand but are not necessarily predictive of quarterly revenue, as the timing of revenue recognition varies with contract size, complexity, and customer arrangements. Certain customers enter into annual spend commitments that establish a defined budget for services to be performed throughout the year, while others engage the Company for specific campaigns or deliverables. These differing contract structures may influence the timing and distribution of bookings and related revenue. The Company uses this metric to evaluate customer and market trends, to plan operational staffing, and to inform product development initiatives.
"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest income and expense, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest expense, interest income, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable. We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash and non-operating transactions, and it provides consistency to facilitate period-to-period comparisons.

Not all companies calculate bookings and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations or, with respect to non-GAAP financial measures, as reported under GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
John Francis
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$46,600,679	$50,886,850
Accounts receivable, net	4,214,811	3,398,479
Prepaid expenses	576,346	830,509
Other current assets	11,553	9,002
Total current assets	51,403,389	55,124,840

Property and equipment, net of accumulated depreciation	47,159	17,131
Software development costs, net of accumulated amortization	2,530,444	2,335,745
Total assets	$53,980,992	$57,477,716

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	800,758	779,434
Accrued expenses	1,684,321	3,050,995
Contract liabilities	4,083,835	4,729,767
Total current liabilities	6,568,914	8,560,196

Total liabilities	6,568,914	8,560,196

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; shares issued: 18,440,358 and 18,150,878, respectively, shares outstanding: 17,416,286 and 17,261,755, respectively.	1,844	1,815
Treasury stock at cost: 1,024,072 and 889,123 shares at June 30, 2026 and December 31, 2025, respectively	(2,846,241)	(2,344,698)
Additional paid-in capital	156,055,267	155,568,812
Accumulated deficit	(105,716,167)	(104,254,729)
Accumulated other comprehensive loss	(82,625)	(53,680)
Total stockholders’ equity	47,412,078	48,917,520
Total liabilities and stockholders’ equity	$53,980,992	$57,477,716

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$5,807,086	$9,133,232	$12,380,318	$17,101,595

Costs and expenses:
Cost of revenue	3,602,737	4,386,612	7,232,738	8,788,186
Sales and marketing	762,854	962,017	1,693,428	2,083,799
General and administrative	2,320,437	2,897,551	5,355,943	5,838,058
Depreciation and amortization	187,572	149,242	336,819	309,594
Total costs and expenses	6,873,600	8,395,422	14,618,928	17,019,637

Income (loss) from operations	(1,066,514)	737,810	(2,238,610)	81,958

Other income (expense):
Interest expense	(2,463)	(1,784)	(2,835)	(3,438)
Other income (expense), net	385,062	469,042	780,007	983,748
Total other income (expense), net	382,599	467,258	777,172	980,310

Net income (loss)	(683,915)	1,205,068	(1,461,438)	1,062,268

Weighted average common shares outstanding – basic and diluted	17,450,639	16,947,527	17,484,781	16,980,960
Basic and diluted loss per common share	$(0.04)	$0.07	$(0.08)	$0.06

Weighted average common shares outstanding - diluted	17,450,639	17,817,378	17,484,781	17,827,552
Diluted income (loss) per common share	$(0.04)	$0.07	$(0.08)	$0.06

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$(683,915)	$1,205,068	$(1,461,438)	$1,062,268

Other comprehensive loss
Unrealized gain loss on securities held	—	1,694	—	(12,209)
Unrealized gain loss on currency translation	(24,825)	(34,932)	(28,945)	(144,391)
Total other comprehensive loss	(24,825)	(33,238)	(28,945)	(156,600)

Total comprehensive income (loss)	$(708,740)	$1,171,830	$(1,490,383)	$905,668

IZEA Worldwide, Inc.
Revenue Details
Revenue details by type:

	Three Months Ended June 30,
	2026		2025		$ Change	% Change
Managed Services revenue	5,711,285	98%	9,053,031	98%	(3,341,746)	(37)%

SaaS Services revenue	95,801	2%	141,154	2%	(45,353)	(32)%

Total revenue	$5,807,086	100%	$9,194,185	100%	$(3,387,099)	(37)%

	Six Months Ended June 30,
	2026		2025		$ Change	% Change
Managed Services revenue	12,264,456	99%	16,960,441	99%	(4,695,985)	(28)%

SaaS Services revenue	115,862	1%	141,154	1%	(25,292)	(18)%

Total revenue	$12,380,318	100%	$17,101,595	100%	$(4,721,277)	(28)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$(683,915)	$1,205,068	$(1,461,438)	$1,062,268
Non-cash stock-based compensation	357,865	355,714	760,031	640,846
Non-cash stock issued for payment of services	89,999	89,994	180,009	179,996
Depreciation and amortization	187,572	149,242	336,819	309,594
Interest expense	2,463	1,784	2,835	3,438
Interest income	(385,251)	(475,342)	(780,263)	(946,532)
Adjusted EBITDA	$(431,267)	$1,326,460	$(962,007)	$1,249,610

Revenue	$5,807,086	$9,133,232	$12,380,318	$17,101,595
Adjusted EBITDA as a % of revenue	(7.4)%	14.5%	(7.8)%	7.3%